Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Arbinet Corporation Registration Statements on Form S-8 (Nos. 333-125550 and 333-149808), pertaining to the stock incentive plans of Arbinet Corporation, of our report dated March 17, 2010, with respect to the consolidated financial statements and schedule of Arbinet Corporation and subsidiaries included in this Form 10-K for the year ended December 31, 2009.

/s/ Friedman LLP

East Hanover, New Jersey
March 17, 2010